Exhibit 4.5

FULLY PAID AND NON-ASSESSABLE COMMON SHARES WITHOUT PAR VALUE IN THE CAPITAL OF
UnriJ ilic Separation Time as defined in the Rujhis Agreement referral to below), this certificate also evidences and entitles [he holder hereof to certain Righis as set fwili in a Shareholder RifhB Plan Agreement, nude as of May 18, 5007. as such iBrecmeni may from time 10 lime be amendtd, itsuicd, varied or replaced ([he “Rights Agreement-), between Iweroil Corporation and Computcrshsre Investor Services lit., as Rights Agrnt the terras of which are hereby incorporated herein by reference snd a copy of which is on file at the registered office of the Corporation al)0 is ivailable for viewing at www.5njar.nini. Under certain circumstances, is set forth in me RigMs Agreement, such Rights may I* amended or redeemed, may expire, may become raid (if. in certain cases. Ihey are -Beneficially Owned” by an “Acquirins Person’, as such terms are defined in the Rights Agreement, or a transferee liiereof) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate willnii! charge as soon as practicable after the receipt of a written request therefor

For value receivedhereby sell, ^ggn and transfer unto (PLEASE PRINT OR TYPEWRITE NAMEDDFf^SS AND S.I N. OF ASSIGNEE) . SOCIAL INSURANCE NUMBER hi tares of the Capital Stock represented by the within Cerinicate, and do hereby irrevocably constitute apcitooint
Attorney
to transfer the said stock on the Books of the within-named
Corporation with fullpower of substitution in the premises.
Dated
— In the presence of
Signature Guaranteed by: